COMPANY CONTACT:     Tony M. Shelby
                     Chief Financial Officer
                     (405) 235-4546

KCSA CONTACT:        Leslie A. Schupak/Joe Mansi
                     (212) 682-6300, ext. 205/207

April 1, 2003

                                                                                                                            OTC: LSBD

LSB INDUSTRIES, INC. REPORTS
RESULTS FOR THE QUARTER AND
THE YEAR ENDED DECEMBER 31, 2002

Oklahoma City, Oklahoma . . . April 1, 2003 . . . LSB Industries, Inc. (OTC Bulletin Board: LSBD), reported net income of $3.7 million for the three months ended December 31, 2002.

 Results for the year and three months ended December 31, 2002

 Net sales from continuing operations for the years ended December 31, 2002 and 2001 were $283.8 million and $314.9 million, respectively, a decrease of $31.1 million. Net sales for the three months ended December 31, 2002 and 2001 were $65.6 million and $69.9 million, respectively.

For the year ended December 31, 2002, the Company reported income from continuing operations of $2.7 million, before the cumulative effect of an accounting change. After deducting a $3.5 million loss from discontinued operations and adding $.9 million for the cumulative effect of an accounting change, net income for 2002 was $99,000. After deducting $2.3 million for preferred stock dividend requirements, which were not paid, the net loss applicable to common stock was $2.2 million or $.19 per share fully diluted.

For the year ended December 31, 2001, income from continuing operations was $7.3 million. Including income from discontinued operations, net income was $8.6 million. After deducting preferred stock dividend requirements, which were not paid, net income applicable to common stock was $6.3 million, or $.50 per share fully diluted.

For the three months ended December, 31, 2002, net income was $3.7 million. Net income for the three months ended December 31, 2002, included a gain on extinguishment of debt of $1.5 million and a gain on the sale, net of operating losses, of the discontinued operation of $1 million. After deducting $.6 million for preferred dividend requirements, which were not paid, net income applicable to common stock was $3.1 million, or $.22 per share fully diluted

For the three months ended December 31, 2001, net income applicable to common stock, after deducting dividend requirements, was $3.1 million or $.23 per share fully diluted. The net income for the three months ended December 31, 2001, included a gain on sale of property and equipment of $2.7 million.

The Company is a manufacturing, marketing, and engineering company with activities on a world wide basis. The Company's principal business activities consist of the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the manufacture and sale of commercial and residential climate control products, the provision of specialized engineering services, and other activities. The Company's common stock and Series 2 preferred stock are listed for trading on the Over-the-Counter Bulletin Board.

LSB Industries, Inc.
Financial Highlights (Notes)
Twelve Months and Three Months Ended December 31, 2002 and 2001

(Unaudited)
(dollars in thousands, except per share amounts)
Twelve Months Ended December 31,	Three Months Ended December 31,
2002	2001	2002	2001
Net Sales	$283,811	$314,942	$65,575	$69,909
Cost of sales	238,114	264,168	56,019	58,384
Gross profit	45,697	50,774	9,556	11,525
Selling, general and administrative	39,909	44,038	8,816	10,538
Operating income	5,788	6,736	740	987
Other income (expense):
Other income	4,030	3,304	2,446	2,266
Gains on sales of property and equipment	47	6,615	10	2,676
Gains on extinguishment of debt	1,458	2,631	1,458	-
Benefit from termination of (provision for loss on) firm sales and purchase commitments	(414)	2,688	(704)	350
Interest expense	(7,590)	(13,338)	(1,312)	(2,898)
Other expense	(563)	(1,196)	54	(11)
Income from continuing operations before provision (benefit) for income taxes and cumulative effect of accounting change	2,756	7,440	2,692	3,370
Provision (benefit) for income taxes	56	110	34	(141)
Income from continuing operations before cumulative effect of accounting change	2,700	7,330	2,658	3,511
Income (loss) from discontinued operations, net	(3,461)	1,227	1,048	173
Cumulative effect of accounting change	860	-	-	-
Net income	$99	$8,557	$3,706	$3,684
Net income (loss) applicable to common stock	$(2,228)	$6,290	$3,080	$3,118
Income (loss) per common share:
Basic:
Income from continuing operations before cumulative effect of accounting change	$0.03	$0.43	$0.16	$0.25
Income (loss) from discontinued operations	(0.29)	0.10	0.09	0.01
Cumulative effect of accounting change	0.07	-	-	-
Net income (loss)	$(0.19)	$0.53	$0.25	$0.26
Diluted:
Income from continuing operations before cumulative effect of accounting change	$0.03	$0.41	$0.16	$0.22
Income (loss) from discontinued operations	(0.29)	0.09	0.06	0.01
Cumulative effect of accounting change	0.07	-	-	-
Net income (loss)	$(0.19)	$0.50	$0.22	$0.23

(see accompanying notes)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Twelve Months and Three Months Ended December 31, 2002 and 2001

Note 1: Basis of Presentation Certain reclassifications have been made to the Financial Highlights for 2001 to conform to the Financial Highlights presentation for 2002.

Note 2: In December 2002, the Company completed the sale of all of the operating assets of two of the Company's wholly-owned subsidiaries formerly included in the Chemical Business, principally in the packaged explosive business, which business was not considered by the Company to be part of its core Chemical Business. The operations of the sold subsidiaries are reflected as discontinued operations in the accompanying Financial Highlights. The loss from discontinued operations of $3.5 million for 2002 is net of a gain on disposal of $1.6 million.

Note 3: Net income (loss) applicable to common stock is computed by adjusting net income (loss) by the amount of preferred stock dividends. Basic income (loss) per common share is based upon net income (loss) applicable to common stock and the weighted average number of common shares outstanding during each period. Diluted income (loss) per share is based on the weighted average number of common shares and dilutive common equivalent shares outstanding and the assumed conversion of dilutive convertible securities outstanding, if any, after appropriate adjustment for interest, net of related income tax effects on convertible notes payable, as applicable.

Note 4: Information about the Company's operations in different industry segments for the twelve months and three months ended December 31, 2002 and 2001, is detailed on the following page.

(continued)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Twelve Months and Three Months Ended December 31, 2002 and 2001
(Unaudited)

(in thousands)
Twelve Months Ended December 31,	Three Months Ended December 31,
2002	2001	2002	2001
Net Sales
Chemical	$151,358	$170,092	$37,796	$36,064
Climate Control	128,128	138,435	26,873	32,702
Other	4,325	6,415	906	1,143
	$283,811	$314,942	$65,575	$69,909
Gross profit:
Chemical	$6,911	$11,007	$1,480	$2,163
Climate Control	37,454	37,890	7,961	9,272
Other	1,332	1,877	115	90
	$45,697	$50,774	$9,556	$11,525
Operating profit:
Chemical	$500	$3,702	$2,282	$1,208
Climate Control	14,705	12,500	2,195	3,701
	15,205	16,202	4,477	4,909
General Corporate expenses, and other business operations, net	(5,950)	(7,358)	(1,238)	(1,667)
Interest expense	(7,590)	(13,338)	(1,312)	(2,898)
Gains on sales of property and equipment	47	6,615	10	2,676
Gains on extinguishment of debt	1,458	2,631	1,458	-
Benefit from termination of (provision for loss on) firm purchase commitments - Chemical	(414)	2,688	(704)	350
Income from continuing operations before income taxes and cumulative effect of accounting change	$2,756	$7,440	$2,691	$3,370